POWER OF ATTORNEY


The undersigned hereby authorizes and delegates each of Dawne S. Hickton, William T. Hull and Chad Whalen (the "Attorneys") as his or her fully authorized attorney for the purpose of signing and filing on behalf of the undersigned Statements of Change of Beneficial Ownership of Securities and Annual Statements of Beneficial Ownership of Securities (the "Forms") with respect to RTI International Metals, Inc. ("RTI"), and any other forms that may be required or as they deem necessary to comply with the Securities and Exchange Act of 1934. This Power of Attorney authorizes each of the Attorneys to sign and file the Forms on behalf of the undersigned from the date hereof until the undersigned ceases to be a director or officer of RTI subject to Section 16 of the Securities Exchange Act of 1934.


/s/ Bryan T. Moss


Date:  May 29, 2008